EXHIBIT 99.1

Allergies in Primary Care: A Study of the Allergy Management Evaluation Tool Published on

Consultant360 Specialty Network

-USA Equities Corp. Business Model and Strategic Direction Favorably Aligned with Industry Growth Drivers-

West Palm Beach, FL – August 5, 2021 – USA Equities Corp. (OTCQB: USAQ), a company focused on providing clinicians with tools to profit from value-based healthcare solutions through the use of modern digital technologies, today announced the publication on Consultant360 Specialty Network of its research paper entitled “Allergies in Primary Care: A Study of the Allergy Management Evaluation Tool.” Consultant360.com is a direct-to-practitioner website designed to provide timely and relevant information to clinicians as to how to profitably improve patient care.

The recently published “Allergies in Primary Care: A Study of the Allergy Management Evaluation Tool” focuses on clinician and patient results and feedback from the use of the Company’s Allergy Management Evaluation (AME) tool. The AME is a custom digital clinician-driven tool developed to assist physicians in identifying and managing common allergic conditions with a focus on preventative care while minimizing in-person patient visits. This research paper is the first in a series of studies the Company is undertaking to help physicians manage chronic conditions such as allergies and asthma with digital and remote therapeutic monitoring solutions.

The AME software tool was developed to capture patient self-reporting information accurately, reliably and with ease of use. Results from the study demonstrated that:

●	Patients rated the user interface “easy to navigate” and “easy to answer all the questions”
●	Clinicians found the patient reports were “easy to interpret” and “useful additions to their patient encounter”
●	Future integration of the AME with electronic medical records would be advantageous for managing clinician workflow efficiency

“The results from this study highlight the attractiveness of our targeted solutions and strong value proposition. Our AME conveniently sends a digital health risk assessment questionnaire to patients’ smartphones. Patient responses are scored via our algorithms and electronically sent directly to the medical practitioner. These detailed reports efficiently identify and assist in managing common allergic conditions before an in-person office or telemedicine visit. Our technology is highly scalable to address other chronic conditions that primary care physicians encounter such as hypertension, diabetes, behavioral health, addictions, pain, arthritis and obesity, further reinforcing the sizable and growing markets in front of us.” “ said Troy Grogan, CEO of USA Equities Corp.

“Our focus on the benefits of digital medicine is increasingly being validated in the healthcare market. The COVID-19 pandemic has heightened the need for and acceptance of digital medicine and virtual care, a trend on which our business model is strongly aligned with. In addition, remote digital monitoring can alert medical staff and patients to issues which could be missed if physicians rely only on in-person office visits. Recognition of the digital medicine value proposition is highlighted by the Centers for Medicare and Medicaid Services recent proposal of a new set of reimbursement codes for 2022, which include reimbursing physicians for non-face-to-face remote therapeutic management. We look forward to further developments on this front,” concluded Grogan.

The full article can be viewed at the following link: https://www.consultant360.com/article/consultant360/allergies-primary-care-study-allergy-management-evaluation-tool

About USA Equities Corp.

USA Equities Corp. (OTCQB: USAQ) is focused on providing clinicians with tools to profit from value-based healthcare solutions, clinical informatics and algorithmic personalized medicine including digital therapeutics, behavior-based remote patient monitoring, chronic care and preventive medicine. The Company’s products are intended to allow general practice physicians and other medical practitioners to increase revenues by cost effectively diagnosing and treating chronic diseases that are generally referred to specialists. The Company’s products and information service portfolio are directed toward prevention, early detection, management and reversal of allergies, cardio-metabolic and other chronic diseases. The Company’s principal objectives are to develop proprietary software tools, point of care devices and approaches, providing more granular, timely and specific clinical decision-making information for practicing physicians and other health care providers to address today’s allergy prone, obese, diabetic and cardiovascular disease population.

For additional information, visit the Company’s website at www.USAQCorp.com

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products and potential future results and acquisitions, are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates’, ‘targets’, ‘expects’, or ‘intends’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products and the acceptance of these products, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor & Media Contact:

Olivia Giamanco
USA Equities Corp
(929) 379-6503
IR@USAQCORP.COM